Oconee Federal Financial Corp. 8-K

Exhibit 99.1

OCONEE FEDERAL FINANCIAL CORP. ANNOUNCES YEAR END FINANCIAL RESULTS

Seneca, South Carolina (August 17, 2018) – Oconee Federal Financial Corp. (Nasdaq: OFED) (the “Company”), the holding company for Oconee Federal Savings and Loan Association (“Oconee Federal”), announced today net income of $3.0 million, or $0.52 per diluted share, for the year ended June 30, 2018, compared to net income of $5.5 million, or $0.95 per diluted share, for the year ended June 30, 2017.

June 30, 2018 Year End Highlights:

●

Twenty-seven consecutive quarterly dividends of $0.10 per share since the quarter ending December 2011.

●

Total assets were $488.0 million, an increase of 1.4% from $481.3 million at June 30, 2017;

●

Total loans outstanding were $327.8 million, up from $307.6 million at June 30, 2017; and

“Despite a decrease in net income from the prior year, fiscal year 2018 was a good year for Oconee Federal. Net income was lower for 2018 as compared to 2017 due to several unrelated items” stated Curtis T. Evatt, President and Chief Executive Officer. “Our margins tightened as interest rates have adjusted over the past year and as a result, the income we derive from our margin declined $582 thousand compared to fiscal year 2017. Also, we did not have the same opportunities for gains on the sale of investments and on the disposition of purchase credit impaired loans, the total of which was $739 thousand higher in 2017 than in 2018. Lastly, we also had to absorb the effects of the 2017 Tax Cut and Jobs Act, resulting in approximately $917 thousand in tax expense related to the remeasurement of our deferred tax assets and liabilities. However, we view our current financial statement position as stable and we look forward to our opportunities in the coming year.”

Cash Dividend Declared

Total dividends paid during the year ended June 30, 2018 were $2.3 million. On July 19, 2018, the Board of Directors of the Company declared a quarterly cash dividend of $0.10 per share of the Company’s common stock payable to stockholders of record as of August 2, 2018, which was paid on August 16, 2018.

About Oconee Federal

Oconee Federal Financial Corp. (NASDAQ Capital Market: OFED) is the holding company of Oconee Federal Savings and Loan Association. Oconee Federal Savings and Loan Association is a federally chartered savings and loan association founded in 1924 and headquartered in Seneca, South Carolina. Oconee Federal Savings and Loan Association is a community oriented financial institution operating seven full-service branch locations in Oconee County, South Carolina, Stephens County, Georgia and Rabun County, Georgia.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Association’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify fiscal year forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Investor/Media Contact:

Curtis T. Evatt

President & Chief Financial Officer

Oconee Federal Financial Corp.

201 East North Second Street

Seneca, South Carolina

864-882-2765